Exhibit 99.1

CERTIFICATION

For purposes of 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned, Ricky E. Thomason, Vice President of Human Resources, and Gail Roman, Director of Benefits, hereby certifies that, to their knowledge:

(i) the Annual Report on Form 11-K of the Triad Hospitals, Inc. Retirement Savings Plan for the year ended December 31, 2002, as filed with the Securities and Exchange Commission on the date hereof, fully complies with the requirements of Section 15(d) of the Securities Exchange Act of 1934; and

(ii) the information contained in such report fairly presents, in all material respects, the net assets available for benefits and the changes in net assets available for benefits of the Plan.

Dated: June 27, 2003

/s/ Ricky E. Thomason
Ricky E. Thomason Vice President of Human Resources

/s/ Gail Roman
Gail Roman Director of Benefits

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